EXHIBIT77I

Columbia Funds Series Trust I - Annual N-SAR report for the period ending
4/30/13

Columbia Bond Fund
Columbia Corporate Income Fund
Columbia Intermediate Bond Fund
Columbia Small Cap Value Fund I
Columbia U.S. Treasury Index Fund
(the "Funds")
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Item 77I/77Q1(d) - Terms of new or amended securities:

      Changes to certain features of Class A, R3, R4, R5, Y and Z shares of the Columbia Funds, as described in the supplement to the prospectuses and Statement of Additional Information of each of the below-named funds, dated and filed October 1, 2012 pursuant to Rule 497(e) of the Securities Act of 1933, Accession No. 0001193125-12-410379, are incorporated by reference.

           * Columbia Bond Fund
           * Columbia Corporate Income Fund
           * Columbia Intermediate Bond Fund
           * Columbia Small Cap Value Fund I
           * Columbia U.S. Treasury Index Fund

                          COLUMBIA FUNDS SERIES TRUST
                         COLUMBIA FUNDS SERIES TRUST I
                         COLUMBIA FUNDS SERIES TRUST II
                                  (the "Trusts")

                        Supplement dated October 1, 2012
       to certain Prospectuses and Statements of Additional Information

Certain features of Class A, R3, R4, R5, Y and Z shares of the Columbia Funds are changing, as described below.

As used in this Supplement, the term "retirement plan" refers to retirement plans created under sections 401(a), 401(k), 457 and 403(b) of the Internal Revenue Code of 1986, as amended (the Code), non-qualified deferred compensation plans governed by section 409A of the Code and similar plans but does not refer to individual retirement plans. The term "omnibus retirement plan" refers to a retirement plan that has a plan-level or omnibus account with the Funds' transfer agent. The term "selling agent" refers to the financial intermediaries that are authorized to sell Fund shares. Selling agents include broker-dealers and financial advisors as well as firms that employ such broker-dealers and financial advisors, including, for example, brokerage firms, banks, investment advisers, third party administrators and other financial intermediaries, including Ameriprise Financial, Inc. and its affiliates.

Effective as of the date hereof, the Prospectuses and the Statements of Additional Information (together, the SAIs) to which this Supplement is attached are modified as indicated below:

   1. Name Change for Class R4. Effective October 25, 2012, Class R4 shares will be re-named Class K shares and all references to Class R4 shares in the Prospectuses and the SAIs will be deemed to be references to Class K shares. There are no other changes to this share class. Class K shares remain closed to new investors and new accounts, subject to certain exceptions described in the applicable Prospectus. References to Class K shares below refer to the Class R4 shares that have been re-named Class K shares.

   2. Changes to Class R3. The following changes will occur to Class R3 shares:

      A. Name Change. Effective October 31, 2012, Class R3 shares will be re-named Class R4 shares and all references to Class R3 shares in the Prospectuses and the SAIs will be deemed to be references to Class R4 shares. References to Class R4 shares below refer to the Class R3 shares that have been re-named Class R4 shares.

      B. Fee Changes. Effective November 1, 2012, Class R4 shares of a Fund will no longer be subject to a 0.25% distribution fee or 0.25% plan administration fee. In addition, the transfer agency fees for Class R4 shares will increase, as described below under Transfer Agency Fees.

      C. Re-opening. Effective November 8, 2012, Class R4 shares will be available for purchase by omnibus retirement plans, trust companies or similar institutions, 501(c)(3) charitable organizations, 529 plans and health savings accounts.

   3. Changes to Class R5 - Re-opening; Eligibility. Effective November 8, 2012, Class R5 shares of a Fund are available only to (i) registered investment advisers that clear Fund share transactions for their client or customer accounts through designated mutual fund trading platforms that have been granted specific written authorization from the Funds' transfer agent with respect to Class R5 eligibility apart from selling, servicing or similar agreements and (ii) omnibus retirement plans. Prior to November 8, 2012, Class R5 shares were closed to new investors and new accounts, subject to certain exceptions. Existing shareholders who do not satisfy the new eligibility requirements for investment in Class R5 shares may not establish new Class R5 accounts, but may continue to make additional purchases of Class R5 shares in accounts opened and funded prior to November 8, 2012. In addition, investment advisory programs and similar programs that opened a Class R5 account as of May 1, 2010, and continuously hold Class R5 shares in such account after such date, may generally not only continue to make additional purchases of Class R5 shares but also open new Class R5 accounts and add new shareholders in the program.

   4. Changes to Class Y - Eligibility. Effective November 8, 2012, Class Y shares of a Fund are available only to (i) omnibus retirement plans with plan assets of at least $10 million as of the date of funding the Fund account; and (ii) omnibus retirement plans with plan assets of less than $10 million as of the date of funding the Fund account, provided that such plans invest $500,000 or more in Class Y shares of the Fund. Prior to November 8, 2012, Class Y shares were offered only to certain former shareholders of series of the former Columbia Funds Institutional Trust (together, Former CFIT Shareholders). Former CFIT Shareholders who opened and funded a Class Y account with a Fund as of the close of business on November 7, 2012 may continue to make additional purchases of Class Y shares even if they do not satisfy the new eligibility requirements but may not establish new Class Y accounts and will not be eligible to exchange Class Y shares of a Fund into Class Y shares of other Funds. Former CFIT Shareholders may exchange Class Y shares of a Fund for Class Z shares of the same Fund or Class Z shares of another Fund, subject to applicable minimum investments.

   5. Changes to Class Z - Partial Closing.

      A. Omnibus Retirement Plans. Effective March 29, 2013, omnibus retirement plans are not permitted to establish new Class Z accounts, other than pursuant to the following exceptions. Omnibus retirement plans that opened and funded a Class Z account with a Fund as of the close of business on March 28, 2013, and continuously hold Class Z shares in such account after March 28, 2013, may continue to make additional purchases of Class Z shares, open new Class Z accounts and add new participants. In addition, an omnibus retirement plan may, in the discretion of the Funds' distributor, open new Class Z accounts for a Fund after March 28, 2013 if the plan's sponsor or an affiliated sponsor opened and funded a Class Z account for another omnibus retirement plan as of March 28, 2013. If an omnibus retirement plan invested in Class Z shares changes recordkeepers after March 28, 2013, any new accounts established for that plan may not be established in Class Z shares but such a plan may establish new accounts in a different share class for which the plan is eligible.

      B. Selling Agents that Clear through Certain Platforms. Effective
         March 29, 2013, accounts of selling agents (other than omnibus retirement plans, discussed above) that clear Fund share transactions for their client or customer accounts through designated mutual fund trading platforms that have received specific written notice from the Funds' transfer agent of the termination of their eligibility for new purchases of Class Z shares will not be permitted to establish new Class Z accounts or make additional purchases of Class Z shares for existing accounts (other than through reinvestment of distributions).

      C. Other Existing Class Z Shareholders. Existing holders of Class Z shares (other than those described in the immediately preceding paragraph) may continue to maintain Class Z accounts and make additional purchases of Class Z shares (including through reinvestment of distributions).

   6. Exchangeability. Shareholders may exchange shares of one share class of a Fund for shares of another share class of the Fund or another fund managed by Columbia Management Investment Advisers, LLC or its affiliates, subject to eligibility. Before making such an exchange, you should consider the fees and expenses of each share class.

   7. Front-End Sales Charge Waivers for Class A Shares. Effective November 8, 2012, the Funds' distributor may waive front-end sales charges on
      (i) purchases (including exchanges) of Class A shares in accounts of selling agents that have entered into agreements with the Funds' distributor to offer Fund shares to self-directed investment brokerage accounts that may or may not charge a transaction fee to customers and
      (ii) exchanges of Class Z shares of a Fund for Class A shares of the Fund.

   8. Selling Agent Compensation. The following is added to the section of each Prospectus entitled Selling Agent Compensation as the last paragraph of such section:

         Generally, the Distributor, the Investment Manager and their affiliates do not make any of the marketing support payments described in the first and second paragraph of this section with respect to Class Y shares; provided, however, that such payments are, or may be, made to Bank of America with respect to Class Y shares of Columbia Bond Fund, Columbia Global Dividend Opportunity Fund, Columbia Income Opportunities Fund, Columbia Large Cap Enhanced Core Fund, Columbia Large Cap Growth Fund, Columbia Large Cap Value Fund, Columbia Mid Cap Growth Fund, Columbia Mid Cap Value Fund, Columbia Multi-Advisor International Equity Fund, Columbia Short Term Bond Fund, Columbia Small Cap Growth Fund I and Columbia Small Cap Value Fund I. In addition, the Funds' transfer agent does not pay selling agents for the shareholder servicing support described in the third and fourth paragraph of this section with respect to Class Y shares.

   9. Transfer Agency Fees. Effective November 1, 2012, the Funds will pay their transfer agent the following transfer agency fee: (i) an annual fee of $21 per account (excluding Class I share accounts) and
      (ii) either (a) for all share classes other than Class I, K, R5 and Y) an annual rate of 0.20% of the average aggregate value of shares maintained in omnibus accounts (other than omnibus accounts for which American Enterprise Investment Services, Inc. is the broker of record or accounts where the beneficial owner is a customer of Ameriprise Financial Services, Inc., for which the transfer agent is reimbursed $16 annually, calculated monthly based on the total number of positions in which accounts at the end of such month) or (b) for Class K and Class R5 shares 0.05% of the average aggregate value of shares maintained in omnibus accounts, provided that total transfer agency fees for Class K and Class R5 shares, including reimbursements, shall not exceed 0.05%. The Funds also pay certain reimbursable out-of-pocket expenses of the transfer agent, as described in the Statement of Additional Information. Prior to November 1, 2012, Class R4 shares paid a lower transfer agency fee equal to (i) an annual fee of $21 per account and (ii) 0.05% of the average aggregate value of shares maintained in omnibus accounts. Effective November 1, 2012, Class Y shares will not pay transfer agency fees for at least twelve months.

        Shareholders should retain this Supplement for future reference.

S-6400-38 A (10/12)

                                     *****

On November 7, 2012, a Form Type 485(b), Accession No. 0001193125-12-456916,
an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered new classes of shares of the Funds listed below, effective November 8, 2012, and describes the characteristics of the new classes of shares:

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 Fund                                                 New Share Class(es)
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 Columbia Bond Fund                                         R4, R5
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 Columbia Corporate Income Fund                           R4, R5, Y
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 Columbia Intermediate Bond Fund                         K, R4, R5, Y
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 Columbia Small Cap Value Fund I                            R4, R5
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 Columbia U.S. Treasury Index Fund                            R5
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